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                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
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High Street Corporation
--------------------------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

N/A
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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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     (1)  Title of each class of securities to which transaction applies:  N/A

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):  N/A

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         On May 1, 2002 High Street Corporation ("High Street") and Capital Bank
Corporation ("Capital") issued a joint press release announcing that High Street and Capital had entered into an definitive merger agreement (the "Merger Agreement"). The text of the joint press release is as follows:

                                                                        CONTACT:
                                                                        --------
                                                                   James A. Beck
                                             President & Chief Executive Officer
                                                        Capital Bank Corporation
                                                          Phone:  (919) 645-6313
                                                 Email: jbeck@capitalbank-nc.com

                                                              J. Edgar McFarland
                                             President & Chief Executive Officer
                                                         High Street Corporation
FOR IMMEDIATE RELEASE                                     Phone:  (828) 250-8708
May 1, 2002                                 Email: emcfarland@highstreetbank.com

              CAPITAL BANK CORPORATION AND HIGH STREET CORPORATION
                             ANNOUNCE PLANS TO MERGE
     TO CREATE NORTH CAROLINA'S 8TH LARGEST PUBLICLY TRADED BANKING COMPANY
            CAPITAL BANK CORPORATION EXPANDS STOCK REPURCHASE PROGRAM


RALEIGH, ASHEVILLE and HICKORY, N. C. - Capital Bank Corporation (NASDAQ: CBKN) and High Street Corporation (OTC Bulletin Board: HSTC) announced today that they have entered into a definitive merger agreement under which Capital would acquire High Street in a stock transaction valued at approximately $21 million. The combination would mark Capital's entry into the Asheville and Hickory metropolitan markets in western North Carolina. The resulting company would be the eighth largest publicly traded bank holding company headquartered in North Carolina, with total assets in excess of $800 million and 21 banking offices in nine counties focused principally in and around high growth metro areas of North Carolina.

High Street Corporation, with approximately $164 million in assets as of March 31, 2002, is the bank holding company for High Street Banking Company, which operates three banking offices in Asheville and Hickory, North Carolina. The bank was chartered in 1997.

Capital Bank Corporation, with approximately $641 million in assets as of March 31, 2002, is the financial holding company for Capital Bank, which operates 18 banking offices in Wake, Lee, Alamance, Chatham, Granville, Warren and Northampton Counties of North Carolina. Capital Bank was also chartered in 1997.

The transaction, which has been approved by the directors of both companies subject to shareholder and regulatory approval, is valued at $10.99 per High Street share based on Capital's average closing price for the 20 trading day period ending yesterday of $14.71. Each share of High Street common stock will be exchanged for .747 shares of Capital Bank Corporation common stock in a transaction that is intended to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code. The exchange ratio is subject to upward adjustment if Capital's average closing price for the 20

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trading days ending 3 days prior to the date of the High Street special shareholder meeting is less than $12.50 per share. The merger of High Street into Capital is expected to occur in the latter half of 2002.

In order to assure the highest level of service quality to the customers of High Street Banking Company, the bank will be operated as a separate subsidiary of Capital Bank Corporation for a period of time following the acquisition of High Street Corporation by Capital. This period will permit the planning and execution of a smooth operational conversion of this banking subsidiary into Capital Bank, which will be subject to regulatory approval. Following the merger of the banking subsidiaries, J. Edgar McFarland, President and Chief Executive Officer of High Street Corporation and High Street Banking Company, will become President of the new Western Region of Capital Bank. He will serve as a member of Capital Bank's senior management team and also serve as Director of Strategic Planning.

High Street's two Executive Vice Presidents will also serve in key leadership roles at Capital Bank. Anne D. Martin, Chief Financial Officer, will become Treasurer of Capital Bank, while A. C. Honeycutt, Jr., Chief Lending Officer, will become the Western Region Senior Lending Officer.

Carl H. Ricker, Jr., President of Azalea Development Company in Asheville and a member of High Street's board of directors, will join the boards of Capital Bank and Capital Bank Corporation.

"High Street has established itself as a quality banking organization that effectively attracts customers by treating them to first-class service," said James A. Beck, President of Capital Bank Corporation. "High Street has been successful by putting experienced, capable bankers who are empowered to make decisions face-to-face with the customer. This approach will fit well with Capital Bank's decentralized community banking philosophy that focuses on personalized service and local decision-making. Ed McFarland is a seasoned chief executive officer, with a depth of experience uncommon among bankers today. We are fortunate to have an individual with his experience and market insight to operate our bank in western North Carolina and to be an integral part of our leadership team. Ed and his executive officers bring nearly 70 years of banking experience to our organization. We are looking forward to working with them and all our new associates at High Street."

"As a result of this merger we will continue to have the advantage of operating as a community bank while achieving the scale, capitalization, and operating efficiency that we need in order to be highly effective in our markets," said Ed McFarland, High Street's President and Chief Executive Officer. "In making our decision to merge with Capital, we took great comfort in the knowledge that we would be joining a company that is committed to the consistent application of sound management practices that we believe are essential to the long term success of any bank. Moreover, it is a company with philosophies and core values similar to our own."

Beck continued, "We believe the merger of High Street Corporation into Capital Bank Corporation will be beneficial for the customers, shareholders, employees and communities of both organizations. The resulting company will offer a broad array of products and services, delivered with exceptional personalized service. Financial synergies, which we expect to be fully realized once the subsidiary banks are merged, will result in a stronger, more efficient company and we expect the transaction to be accretive to our earnings in the first full calendar year following the merger. The strategic plan we adopted two years ago envisioned a company that would be built in and around the fast-growing metropolitan regions of North Carolina, operating as the local bank in each market it serves. It also envisioned a high performing company that would supplement strong internal growth with strategic

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acquisitions. This merger represents a significant step towards realizing and accelerating those strategic objectives."

In other action, Capital's board of directors expanded and extended through December 31, 2003 its share repurchase program, which authorized the company to repurchase up to 250,000 more shares of its common stock. The number of shares included in the extension of the program is equal to about 20% of the number of shares Capital plans to issue to complete the acquisition of High Street. These repurchases may take place from time-to-time in the open market or privately negotiated transactions, depending on market conditions and subject to compliance with all applicable securities laws and regulations.

High Street Corporation, based in Asheville and Hickory, North Carolina, offers a broad range of financial services through its subsidiary, High Street Banking Company. High Street operates two banking offices in Asheville and one banking office in Hickory. The company's website is www.highstreetbank.com.

Capital Bank Corporation, headquartered in Raleigh, North Carolina, offers a broad range of financial services through its two subsidiaries, Capital Bank and Capital Bank Investment Services, Inc. Capital Bank operates 18 banking offices in Raleigh (3), Sanford (3), Burlington (3), Cary (2), Oxford (2), Graham, Siler City, Warrenton, Woodland and Seaboard. The company's website is www.capitalbank-nc.com.

This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for Capital Bank Corporation and High Street Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the statements involve significant risks and uncertainties. Actual results may differ materially from the statements due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) failure to retain the customer bases of the two institutions following the merger; (4) competitive pressures among financial institutions increasing significantly; (5) costs or difficulties related to the integration of the businesses of Capital and High Street being greater than anticipated; (6) general economic conditions being less favorable than anticipated; (7) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (8) the timing of the completion of the transaction. Additional factors that could cause actual results to differ materially are discussed in the companies' recent filings with the SEC, including but not limited to Annual Reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

In connection with Capital's proposed acquisition of High Street, Capital and High Street intend to file with the Securities and Exchange Commission (SEC) a joint proxy statement/prospectus and other relevant materials.

INVESTORS AND SECURITY HOLDERS OF CAPITAL AND HIGH STREET ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CAPITAL, HIGH STREET AND THE MERGER.

The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Capital or High Street with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by Capital by directing a request to: Capital Bank Corporation, 4901 Glenwood Avenue, Raleigh, North Carolina 27612, Attn: Al Nelson. Investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by High Street by directing a request to: High Street, 1310 Hendersonville Road, Asheville, North Carolina 28803, Attn: J. Edgar McFarland.

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Capital, High Street and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Capital and High Street in favor of the merger. Information about the executive officers and directors of Capital and their ownership of Capital common stock is set forth in the proxy statement for Capital's 2002 Annual Meeting of Shareholders, which was filed with the SEC on April 4, 2002. Information about the executive officers and directors of High Street and their ownership of High Street common stock is set forth in the proxy statement for High Street's 2002 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2002. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Capital, High Street and their respective executive officers and directors in the acquisition by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

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